Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, INC.

ARTICLE 1. The name of the filing entity is Longwood Gathering and Disposal Systems, Inc.

ARTICLE 2. The filing entity is a for-profit corporation.

ARTICLE 3. The file number issued to the corporation by the secretary of state is 800611913 and the date of formation of the corporation is February 10, 2006.

ARTICLE 4. The following amendment to the Certificate of Formation was adopted by the sole shareholder of the corporation on September 22, 2006:

Section 2 of the Certificate of Formation is hereby amended so as to read in its entirety as follows:

“Section 2. The name of the corporation is Longwood Gathering and Disposal Systems GP, Inc.”

ARTICLE 5. The amendment to the Certificate of Formation has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the corporation.

DATED: September 22, 2006.

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, INC.

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran, President